Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108 t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480
t E-MAIL changgpark@gmail.comt

October 15, 2010

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-11 of our review report dated August 25, 2010, with respect to the unaudited interim financial statements of HOMEOWNUSA included in Form S-11 for the period ended July 31, 2010. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board